Exhibit 3.1

RESTATED CERTIFICATE OF INCORPORATION

OF

SONESTA INTERNATIONAL HOTELS CORPORATION

Under Section 807 of the Business Corporation Law

1.  The name of the corporation is Sonesta International Hotels Corporation (the "Corporation").  The name under which the Corporation was originally formed is Childs Company.

2.  The date upon which the Corporation's certificate of incorporation was filed by the Department of State is December 6, 1923.

3.  As authorized by Sections 801 and 807 of the Business Corporation Law of the State of New York (the "NYBCL"), the Corporation's certificate of incorporation is hereby amended to (a) change the name of the Corporation and (b) revise Article Fourth to change the language pertaining to preemptive rights, without changing the effect, meaning or substance thereof.

4. The certificate of incorporation of the Corporation is hereby restated, as amended, to read as herein set forth in full as follows:

First:  The name of the Corporation is

HPT SN Holding, Inc.

Second:  The purposes for which it is formed are to engage in any lawful act or activity for which corporations may be organized under the Business Corporation Law of the State of New York, provided that the Corporation is not formed to engage in any act or activity which requires the consent or approval of any state official, department, board, agency or other body, without such consent or approval first being obtained.

It is hereby expressly provided that the foregoing shall not be held to limit or restrict in any manner the powers of this Corporation, and that this Corporation may do everything necessary, suitable and appropriate for the exercise of any of its general powers.

Third:  The office of the Corporation in the State of New York shall be located in the County of Albany.

Fourth:  The aggregate number of shares which the Corporation shall have authority to issue is 10,000,000 shares of Common Stock, each share having a par value of $0.01.  The holders of shares of Common Stock shall have no preemptive rights to subscribe for any shares of any class of stock of the Corporation whether now or hereafter authorized.

Fifth:  The Secretary of State of the State of New York is hereby designated as the agent of the Corporation upon whom any process may in any action or proceeding against it be served.  The post office address to which the Secretary of State shall mail a copy of any process in any action or proceeding against the Corporation which may be served upon it is: 80 State Street, Albany, New York 12207-2543; Attention: Corporation Service Company.

Sixth:  The Corporation designated Corporation Service Company, 80 State Street, Albany, New York 12207-2543 as its registered agent upon whom process against it may be served within the State of New York.

Seventh:  The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its Directors and stockholders:

(1)           The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

(2)           The Directors shall have concurrent power with the stockholders to make, alter, amend, change, add to or repeal the By-Laws of the Corporation.

(3)           The number of Directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the By-Laws of the Corporation.  Election of Directors need not be by written ballot unless the By-Laws so provide.

(4)           In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the Directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the Business Corporation Law of the State of New York, this Certificate of Incorporation, and any By-Laws adopted by the stockholders; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the Directors which would have been valid if such By-Laws had not been adopted.

(5)           Any member of the Board of Directors may be removed, with or without cause, at any time prior to the expiration of his term by a majority vote of the outstanding shares.

Eighth:  The personal liability of the Directors of the Corporation is hereby eliminated to the fullest extent permitted by the provisions of paragraph (b) of Section 402 of the Business Corporation Law of the State of New York, as the same may be amended and supplemented.

5.  The amendment and restatement of the certificate of incorporation of the Corporation has been authorized by the Board of Directors of the Corporation and by the vote of a majority of holders of all outstanding shares of the Corporation entitled to vote thereon in accordance with Sections 803 and 807 of the NYBCL.

IN WITNESS WHEREOF, this Restated Certificate of Incorporation has been duly executed and delivered by the undersigned duly authorized officer of the Corporation on this 31st day of January, 2012.

SONESTA INTERNATIONAL HOTELS CORPORATION

By:	/s/ John G. Murray
Name:	John G. Murray
Title:	President